Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266294

PROSPECTUS SUPPLEMENT NO. 2

(To the Prospectus dated September 21, 2022)

Up to 15,306,122 Ordinary Shares

This prospectus supplement supplements the prospectus, dated September 21, 2022 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-266294). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Report on Form 6-K filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2022 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale of up to 15,306,122 Ordinary Shares, $0.01 nominal value per share (the “Ordinary Shares”), by YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”). The shares included in the Prospectus consist of Ordinary Shares that we may, in our discretion, elect to issue and sell to Yorkville, from time to time after the date of the Prospectus, pursuant to a standby equity purchase agreement we entered into with Yorkville on April 18, 2022 (the “SEPA”), in which Yorkville has committed to purchase from us, at our direction, up to $150,000,000 of our Ordinary Shares, subject to terms and conditions specified in the SEPA.

The Ordinary Shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ALVO.” On October 10, 2022, the closing price of the Ordinary Shares on Nasdaq was $6.52. The Ordinary Shares are also listed on the Nasdaq First North Growth Market (“Nasdaq First North”) under the symbol “ALVO.”

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “foreign private issuer” under applicable SEC rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and are eligible for reduced public company disclosure requirements.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is October 11, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the Month of October 2022

Commission File Number: 001-41421

Alvotech

(Translation of registrant’s name into English)

9, Rue de Bitbourg,

L-1273 Luxembourg,

Grand Duchy of Luxembourg

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

☒  Form 20-F            ☐  Form 40-F

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Press Release

On October 11, 2022, Alvotech announced that Sarah Tanksley will join its corporate leadership team as Chief Quality Officer, effective October 14.

This Report on Form 6-K, including Exhibit 99.1 hereto, shall be deemed to be incorporated by reference into the registration statement on Form S-8 (File No. 333-266881) of Alvotech and to be a part thereof from the date on which this report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 11, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALVOTECH

Date: October 11, 2022	By:	/s/ Tanya Zharov
Name: Tanya Zharov
Title: Deputy Chief Executive Officer

Exhibit 99.1

Alvotech Appoints Sarah Tanksley as Chief Quality Officer

REYKJAVIK ICELAND (October 11, 2022) — Alvotech (NASDAQ: ALVO), a global biotech company specializing in the development and manufacture of biosimilar medicines for patients worldwide, today announced that Sarah Tanksley will join its corporate leadership team as Chief Quality Officer, effective October 14. Ms. Tanksley succeeds Reem Malki, who is stepping down for personal reasons.

“Sarah has been actively working with Alvotech as a consultant and we are very pleased that she will join our team in this new capacity,” said Mark Levick, Chief Executive Officer of Alvotech. “Her familiarity with our operation facilitates a smooth transition and we are excited to benefit further from her experience in regulatory compliance and GMP. Sarah brings strong capabilities to the role of Chief Quality Officer, having excelled in regulatory agency roles as well as a respected industry practitioner. I also want to thank Reem for her vital contribution to the Alvotech team, as we built a world-class biosimilars development and manufacturing platform and achieved successful market launches of our first biosimilar in both Europe and Canada.”

Ms. Tanksley has 20 years of experience within the U.S. National Institutes of Health (NIH), the U.S. Food and Drug Administration (FDA), and as an industry consultant. She teaches graduate courses in GMP compliance and Regulatory Affairs as an Adjunct Professor in the Graduate Biochemistry and Molecular Biology Program at Georgetown University School of Medicine and with the Advanced Academic Program at Johns Hopkins University. Sarah has an MS degree in Bioscience Regulatory Affairs from Johns Hopkins University, as well as an MS degree in Biochemistry and Molecular Biology from Georgetown University School of Medicine.

About Alvotech

Alvotech is a biotech company, founded by Robert Wessman, focused solely on the development and manufacture of biosimilar medicines for patients worldwide. Alvotech seeks to be a global leader in the biosimilar space by delivering high quality, cost-effective products, and services, enabled by a fully integrated approach and broad in-house capabilities. Alvotech’s current pipeline contains eight biosimilar candidates aimed at treating autoimmune disorders, eye disorders, osteoporosis, respiratory disease, and cancer. Alvotech has formed a network of strategic commercial partnerships to provide global reach and leverage local expertise in markets that include the United States, Europe, Japan, China, and other Asian countries and large parts of South America, Africa and the Middle East. Alvotech’s commercial partners include Teva Pharmaceuticals, a US affiliate of Teva Pharmaceutical Industries Ltd. (US), STADA Arzneimittel AG (EU), Fuji Pharma Co., Ltd (Japan), Cipla/Cipla Gulf/Cipla Med Pro (Australia, New Zealand, South Africa/Africa), JAMP Pharma Corporation (Canada), Yangtze River Pharmaceutical (Group) Co., Ltd. (China), DKSH (Taiwan, Hong Kong, Cambodia, Malaysia, Singapore, Indonesia, India, Bangladesh and Pakistan), YAS Holding LLC (Middle East and North Africa), Abdi Ibrahim (Turkey), Kamada Ltd. (Israel), Mega Labs, Stein, Libbs, Tuteur and Saval (Latin America) and Lotus Pharmaceuticals Co., Ltd. (Thailand, Vietnam, Philippines, and South Korea). Each commercial partnership covers a unique set of product(s) and territories. Except as specifically set forth therein, Alvotech disclaims responsibility for the content of periodic filings, disclosures and other reports made available by its partners. For more information, please visit www.alvotech.com. None of the information on the Alvotech website shall be deemed part of this press release.

	Sæmundargata 15-19	Phone +354 422 4500	alvotech.media@alvotech.com
Page 1 of 2	102 Reykjavík, Iceland		www.alvotech.com

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including with respect to the Alvotech’s partnerships, pipeline and regulatory approvals, and the transition of Ms. Tanksley into her role as Chief Quality Officer. Any statement describing Alvotech’s goals, expectations, financial or other projections, intentions or beliefs, or management changes is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to a number of risks, uncertainties and assumptions, including those related to the impact that the COVID-19 pandemic could have on Alvotech’s business, and including the scope, progress and expansion of Alvotech’s clinical trials and ramifications for the cost thereof; clinical, scientific, regulatory and technical developments; management changes and those inherent in the process of developing and commercializing product candidates that are safe and effective, and in the endeavor of building a business around such product candidates. In light of these risks and uncertainties, and other risks and uncertainties that are described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents that Alvotech may from time to time file or furnish with the SEC, the events and circumstances discussed in such forward-looking statements may not occur, and Alvotech’s actual results could differ materially and adversely from those anticipated or implied thereby. Although Alvotech’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Alvotech. As a result, you are cautioned not to rely on these forward-looking statements.

CONTACTS

Alvotech Investor Relations and Global Communication

Benedikt Stefansson

alvotech.ir[at]alvotech.com

	Sæmundargata 15-19	Phone +354 422 4500	alvotech.media@alvotech.com
Page 2 of 2	102 Reykjavík, Iceland		www.alvotech.com